Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-210390 and 333-239608) of Superior Drilling Products, Inc., of our report dated March 15, 2023, relating to the consolidated financial statements of Superior Drilling Products, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP
Dallas, Texas
March 15, 2023